Exhibit 99.1
Martin Midstream Partners L.P.
Q1 2008 Earnings Conference Call
May 8, 2008
8:00 a.m., Central Time
Participants
Robert Bondurant, CFO
Ruben Martin, CEO
Chris Booth, General Counsel
Presentation
Operator
Greetings and welcome to the Martin Midstream Partners first quarter 2008 earnings conference call. At this time, all participants are in a listen only mode. [Operator Instructions] As a reminder this conference is being recorded. It is now my pleasure to introduce your host Mr. Bob Bondurant, Chief Financial Officer for Martin Midstream Partners. Thank you Mr. Bondurant, you may begin.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you, Diego. To let everyone know who else is on the call today, we have Ruben Martin, Chief Executive Officer and Director of the Company, and Chris Booth, our General Counsel.
Before we get started with my business comments, I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unit holders. The words anticipate, estimate, expect, and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because we believe it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the Partnership’s cash available to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our first quarter 10-Q is available at our website www.martinmidstream.com.
With that out of the way I would like to comment on our first quarter performance. For the first quarter, we had net income of $8 million or $0.51 per limited partner unit. However in the first quarter because of certain commodity and interest rate hedges that did not qualify for hedge accounting, our earnings were negatively impacted by $1.9 million or $0.13 per limited partner unit. So without this non-cash charge, our earnings would have been $0.64 per limited partner unit, which would have exceeded the average research analyst estimate of $0.47 by $0.17 per limited partner unit.
As with other MLPs, the most important measure of our performance is distributable cash flow. Our distributable cash flow for the first quarter was $16 million compared to $12 million in the fourth quarter. Our first quarter distributable cash flow covered our distribution by 1.47 times. This continued strong distributable cash flow performance allowed us to increase our last distribution by another $0.02 per quarter or another $0.08 per year. This was our sixth consecutive quarterly distribution increase. We have grown our cash distributions by 12.5% year-over-year while increasing our overall distribution coverage.
Now I would like to discuss our first quarter performance by segment comparing that performance to the fourth quarter. In our terminalling and storage segment, our cash flow, which is defined as operating income plus depreciation and amortization, was $4.3 million in the first quarter compared to $4.5 million in the fourth quarter. This decrease was primarily the result of a 14% decrease in fuel volumes in our marine shore bases. This was driven by a 12% reduction of Gulf of Mexico rigs working out of our shore bases. That is the bad news. The good news is that since the end of the first quarter we have had a 28% increase in the number of rigs that specifically work out of our terminals. As a result we should experience increased revenues in our marine shore bases in the second quarter. Also in our terminal segment the $25 million expansion of our natural gas liquids railcar unloading facility is progressing according to schedule. This facility expansion which has an investment multiple of six to seven times is expected to come online in the fourth quarter of 2008.
In our natural gas services segment, cash flow for our wholly owned subsidiaries adjusting for non-cash mark to market charges was $1.7 million compared to $2.6 million in the fourth quarter. Although our NGL volumes were up 10% in the first quarter compared to the fourth quarter, our NGL margins fell by 19%. This was a result of a change in our mix of NGL sold in the first quarter. Our higher margin propane volumes fell primarily due to warmer weather in the first quarter. Offsetting this propane volume decreases were increased sales of lower margin NGLs such as natural gasoline and normal butane which are sold to industrial customers.
We also had issues with our Woodlawn system in the first quarter. Our Woodlawn contracts are structured such that almost all of our margin is derived from NGLs and very little from natural gas. Because of the prolific production in the area a lot of high-pressure gas moved through the Woodlawn system in the first quarter. As a result, lower pressure, rich gas, high in NGL content was not able to be transported during the first quarter. We are addressing the problem by replacing older leased compression with newer compression which can more efficiently manage higher-pressure gas. This will be accomplished in the next few months.
Complementing our natural gas services cash flow is our cash flow from our unconsolidated entities, which is primarily our 50% owned Waskom gas processing plant. For the first quarter, we had equity in earnings from these unconsolidated entities of $3.5 million compared to $3.7 million in the fourth quarter. However our cash flow generated from these entities were $4.3 million in the first quarter compared to $3.4 million in the fourth quarter. So if we appropriately include our cash flow generated from unconsolidated entities in our natural gas services cash flow, our cash flow from the natural gas services segment was $6 million which is flat when compared to the fourth quarter.
Our first quarter volumes at Waskom were 258 million cubic feet per day. Our current contract mix remains 49% of liquids, 33% fee-based, 17% of proceeds, and 1% KEPO. We currently have 69% of 2008 volumes hedged, 44% of 2009 volumes hedged, 20% of 2010 volumes hedged, and 6% of 2011 volumes hedged. We are continuing to evaluate our expansion of Waskom to 320 million cubic feet per day. We continue to believe our economic study will show a strong return on this potential expansion and if approved the expansion would become operational in the third quarter of 2009.
On a side note, we wanted to mention that our Prism Group recently received a number one ranking in a recent survey of midstream companies. This survey was conducted by Mastio & Company and was based on our customer’s assessment of our performance. Congratulations to our Prism Group for their latest accomplishment.
In our marine transportation segment, we had cash flow excluding any gains in assets sales of $4 million in the first quarter compared to $3.9 million in the fourth quarter. We had a strong performance in the first quarter on the inland side as its cash flow increased by $900,000. We benefited by having four new 30,000-barrel tank barges with long-term contracts come online in the first quarter. We are continuing to see tight market conditions on the inland side and as a result we continue to place newer equipment into service. This new equipment is able to demand better day rates and is also able to work for more customers. Our customer base, primarily major oil companies, continue to require newer company to haul for them. So we are continuing to respond to that demand request. We are being compensated for meeting those equipment requests with higher pricing. We are spending approximately $50 million in gross capital expenditures over the next two years to meet these demands from our customers. We continue to believe we are making this investment at an average of five to six times.
Offsetting the strong inland performance was a decrease in offshore cash flow of $800,000. This was primarily due to downtime of one of our four offshore barges as a result of a U.S. Coast Guard and ABS dry dock inspection and related repairs. This offshore vessel is coming out of the shipyards in the second quarter. We have to put a second offshore vessel into dry dock inspection during the second quarter. As a result, our offshore cash flow will not likely improve until the third quarter. Having said that, we continue to believe especially in the last half of 2008 to see strengthening in our cash flow performance out of our marine transportation segment as the inland market remains tight and all of our offshore equipment should be operating.
Our sulfur services segment had a very strong performance in the first quarter. Its cash flow was $8.6 million compared to $5.9 million in the fourth quarter, an increase of $2.7 million. Although our product volume sold declined 6%, we were able to increase our per ton margins by 19%. We continue to benefit from strong agricultural commodity prices which helps drive demand for our fertilizer products. We also see a continued benefit from our sulfuric acid plant as the cash flow from the fertilizer portion of our sulfur segment grew 32%. Complementing the fertilizer portion of the business is the fact that sulfur is also in high demand as it is a primary feedstock for fertilizer. The increased worldwide demand for sulfur which feeds fertilizer production also allowed us to have a strong quarter in our international sales of prill sulfur.
Looking forward to the next two quarters, we expect the timing of certain sales of our sulfur inventory to result in some continued volatility in the sulfur services cash flow. This volatility is primarily due to rapidly rising domestic sulfur prices, which have risen from $110 per ton in fourth quarter of 2007 to $450 per ton in the second quarter of 2008. This rapid rise is unprecedented in nature and is an overall positive for our sulfur business. As a consequence, this rapid increase in price also results in timing issues as some of our contracts are based on previous quarter sulfur prices.
Now I would like to discuss our liquidity and capital resources. On March 31, 2008, we had $255 million drawn against our $325 million credit facility. Our debt to total capitalization at the end of the first quarter was 53%. Our interest rate for the second quarter will be LIBOR plus 200 basis points. However this will increase to LIBOR plus 250 basis points in the third quarter as a result of our leverage covenant inching above 3.5 times. We have hedged $195 million of our debt at an average of LIBOR rate of 4.77%. Our remaining unhedged debt is priced at current LIBOR rates averaging 3.9% plus our LIBOR spread. Our maintenance to capital expenditures for the first quarter were $2.3 million. Looking forward to the remainder of 2008 we continue to forecast approximately $12 million in total maintenance capital expenditures for the year. This number continues to increase slightly each year primarily because we continue to grow our company through capital investment and also because of inflationary pressures in raw materials and labor, which are the primary components of our maintenance CapEx. We had depreciation and amortization expense of $7.3 million in the first quarter. Based upon our growth CapEx plan and maintenance capital expenditures, I believe depreciation expense will increase approximately $600,000 per quarter for the remainder of 2008 above the $7.3 million baseline established in the first quarter of 2008.
Overall, we are pleased with our performance and the continued growth of the Company. Even though all of our segments may not perform perfectly each quarter, the diversity of our core business segments continues to provide stability in our cash flow stream. As I mentioned earlier we have grown our distribution 12.5% year-over-year and have also increased our distribution for six consecutive quarters. We have done this while maintaining a rolling 12-month distribution coverage of 1.23 times. We believe that the financial markets will ultimately reward us for this performance and we continue to appreciate the support of our investors.
That concludes my formal comments. Diego, you may now open the line for questions.
Operator
Thank you sir. We will now be conducting a question and answer session. [Operator Instructions] Our first question is coming from Emily Wang with Raymond James. Please proceed with your question.
Emily Wang with Raymond James.
Hi. Great quarter guys. My first question is about the upside in capital expenditures for this year. I notice that it went up from $100 million to $108 million, could you talk about what that increase in $8 million was from?
Robert Bondurant — Martin Midstream Partners — CFO
It is basically generally from the smaller terminal projects and some slight probably inflationary pressure.
Emily Wang with Raymond James
Okay, and so in terms of the allocation between the segments, do you think that it is probably more weighted toward the terminalling storage and then next marine and then just a small portion in the natural gas segment?
Robert Bondurant — Martin Midstream Partners — CFO
I would agree with that.
Emily Wang with Raymond James
Okay. Looking at the quarter, I know that you talked about the sulfur segment with some cash flow timing volatility but in terms of your core business, looking at how you guys are controlling the operating expense line within each of the segments, what are some of the other things that you guys will be doing going forward to help control that line?
Ruben Martin — Martin Midstream Partners — CEO
This is Ruben. I can answer that to a degree. The expenses that are uncontrollable are obviously our fuel costs that have been rapidly escalating and so as contracts turn over some of them we have fuel escalations in now and as the contracts turn over we will constantly raise those up. It changes our margins that we have to charge our customers. The other thing of course is labor that we don’t have a lot of control over either in that segment. But the rest of it is pretty much fixed, it is a fixed cost system, heavily fixed cost system except for those items. With the market so tight right now we don’t anticipate volumes increasing dramatically. We usually increase volumes in a down market or when it is a softer market, but right now I think that segment will consistently remain about where it is as far as the volumes and the expenses and so forth.
Emily Wang with Raymond James
Okay. In terms of the contract turnover, could you kind of clarify around how long does it take for you to pass those costs through, would it be like a month or six weeks?
Ruben Martin — Martin Midstream Partners — CEO
If it is a contract that has an escalator in it, of course, it is monthly. Usually the major margins are fixed each year. They roll over on an annual basis. We got some increases this year, as we came into the 2008 year.
Emily Wang with Raymond James
Okay. Looking at the contract structure at the Waskom plant, do you guys foresee any change to that? You guys are still comfortable with the 49% of liquids?
Ruben Martin — Martin Midstream Partners — CEO
Yes.
Emily Wang with Raymond James
I think that is about it. Thank you.
Ruben Martin — Martin Midstream Partners — CEO
Thank you.
Operator
[Operator Instructions] Our next question is coming from Sean Wells with RBC Capital. Please proceed with your question.
Sean Wells with RBC Capital.
Good morning guys.
Unidentified Member of Management
Good morning.
Sean Wells with RBC Capital
Last quarter you were talking about the possibility, or somebody asked the question whether or not you guys were looking at adding another sulfuric acid plant based on the success of the new sulfur services segment. I was wondering if you guys had looked at that any further?
Ruben Martin — Martin Midstream Partners — CEO
We are still evaluating the plant that was at the private company, at the GP level was where we were going to build that plant. It is nonqualifying revenue if it is a stand alone commercial type plant. The plant that we have in the system now of course is a major portion of our feedstock for our fertilizer segment so it is a reduction in our cost of goods sold in Plainview. But a new plant would be nonqualifying so we are evaluating it at the private company level.

Sean Wells with RBC Capital
Okay. The other question I had for you is obviously you are experiencing strong sulfur margins, I was wondering how long you are forecasting the strong margins into your financial performance. It is a very tight market right now. How long do you see that continuing into the future?
Ruben Martin — Martin Midstream Partners — CEO
The margins of course are pretty much the same, I think even as prices go up, our margins, because we are working off of transportation and delivery type margin, remain the same, we have lags, what the volatility creates is lags in the contract and so forth where those margins are not fully realized sometimes until one or two months after the price change. So the volatility does create some problems as contracts roll over, but overall our margins remain the same. That is on the domestic business. On the international business of course if you have inventory, you can delay the shipment of that inventory where you can get price rises in some of that inventory. Of course, when it turns and goes down the other way, you try and keep that inventory to a minimum. It is a management of inventory situation. Right now the market still remains very, very tight worldwide. We don’t look for sulfur to drop any time real soon, but we know at some point in time with the commodity that it is, it is such a fungible commodity that there will be a day that the prices will start coming down and we just don’t know when and we have to manage that situation the best we can. But domestically our margins stay the same.
Sean Wells with RBC Capital
And so when those margins eventually — I mean when those sulfur prices do eventually come down, that won’t really have much of then impact on your sulfur margins?
Ruben Martin — Martin Midstream Partners — CEO
No, again, the volatility will be just as it moves up and moves down. It works against us on some contracts when it goes up and it will work for us on the same contracts when it goes down. Because we have certain lags in pricing and if it takes me a month to lag into a contract when the price is going up, it will take a month for me to lower that price in the contract when the price is going down. So it all equals out in the long run, it is just a question of volatility as Bob said earlier, it creates some volatility in that segment. But in the long run that segment should continue to remain profitable.
Sean Wells with RBC Capital
Okay. Thank you that helps a lot. Thank you.
Unidentified Member of Management
Thank you.
Operator
[Operator Instructions] Ladies and gentlemen I am not receiving any questions at this time. I will turn the conference back to management for closing comments.
Unidentified Member of Management
Bob.
Ruben Martin — Martin Midstream Partners — CEO
This is Ruben. We appreciate everybody coming in today. Is there anything anybody, — Bob you have to add anything?
Robert Bondurant — Martin Midstream Partners — CFO
No. We appreciate the continued support of our investors and we will continue to grow the company. We appreciate everybody’s participation today. Thank you.

Unidentified Member of Management
Thank you.
Operator
Thank you. This concludes today’s telephone conference. All parties may disconnect now. Thank you for your participation.